                     NOTICE OF THE ANNUAL MEETING OF
                           THE SHAREHOLDERS OF
                     ENGINEERED SUPPORT SYSTEMS, INC.

                            St. Louis, Missouri
                             February 11, 1996



TO:  THE SHAREHOLDERS OF ENGINEERED SUPPORT SYSTEMS, INC.

The Annual Meeting of Shareholders of Engineered Support Systems, Inc. will be held at the offices of Engineered Support Systems, Inc., ("Company") 1270 North Price Road, St. Louis, Missouri 63132, on Wednesday, March 6, 1996 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

1.  The election of three (3) directors to hold office for three (3) years;
    and,

2. To transact such other business, if any, as lawfully may be brought before the meeting, or any adjournment thereof.

A proxy statement, proxy, and a copy of the Company's Annual Report for the year ended October 31, 1995, accompany this Notice of the Annual Meeting of the Shareholders.

We encourage all shareholders to attend the 1996 Annual Meeting of Shareholders at the offices of the Company. If you plan to attend, for security purposes, you must notify the Corporate Secretary of your intent to do so by Friday, March 1, 1996.



                                      Engineered Support Systems, Inc.

                                      /s/ Michael F. Shanahan, Sr.
                                      By  Michael F. Shanahan, Sr.
                                      Chairman and Chief Executive Officer

/s/ Gary C.  Gerhardt
Gary C.  Gerhardt
Secretary


Even though you may plan to attend the meeting in person, please execute the enclosed proxy and mail it promptly. A return envelope which does not require postage, if mailed in the United States, is enclosed for your convenience.

                      ENGINEERED SUPPORT SYSTEMS, INC.
                           1270 North Price Road
                         St. Louis, Missouri, 63132

                              PROXY STATEMENT
                                  FOR THE
                     ANNUAL MEETING OF THE SHAREHOLDERS
                        TO BE HELD ON MARCH 6, 1996
                    ------------------------------------

This proxy statement, which is being mailed to Shareholders on, or about, February 11, 1996, is provided in conjunction with the solicitation of proxies by the Board of Directors of Engineered Support Systems, Inc. ("ESSI" or "Company") for use at the 1996 Annual Meeting of the Shareholders of the Company to be held on March 6, 1996, at 10:00 a.m., at the offices of the Company, 1270 North Price Road, St. Louis, Missouri, 63132. The Notice of Meeting, the proxy, and the Annual Report are enclosed in this package. The proxy should be returned by March 5, 1996, in the self-addressed, postage prepaid, envelope that is also enclosed.

                                  PROXY
                                  -----
The accompanying proxy is being solicited on behalf of the Board of Directors of the Company to be used at the 1996 Annual Meeting of the Shareholders.

The shares represented by each executed proxy enclosed will be voted at the meeting in accordance with the instructions contained in the proxy subject to the conditions hereinafter set forth. In the event the Company receives an executed proxy that contains no instructions, the proxy shall be voted in accordance with the Board of Directors' recommendations as follows:

1. "FOR" the election of three (3) directors to hold office for three (3) years; and,

2. At the discretion of those individuals named in the enclosed proxy, on any other matter that may lawfully be brought before the meeting or any adjournment thereof.

The Company will pay the reasonable expenses associated with its solicitation of the proxies for the meeting. These expenses include the cost of preparing, assembling, and mailing the notice of the Annual Meeting of the Shareholders, the proxy, the proxy statement, the return envelopes, the cost of handling and tabulating the number of proxies received, and, the reasonable fees that brokerage houses, other institutions, nominees, or fiduciaries customarily charge to forward the aforementioned material to the beneficial owners.

                            RIGHT OF REVOCATION
                            -------------------
Any Shareholder executing a proxy for the meeting may revoke the proxy by written notice of revocation delivered or mailed to the Secretary of the Company at 1270 North Price Road, St. Louis, Missouri, 63132, prior to the time the proxy is voted.

                               VOTING RIGHTS
                               -------------
The Shareholders of record at the close of business on January 31, 1996, are entitled to vote at the 1996 Annual Meeting of the Shareholders.
Proxies properly executed by the Company's Shareholders of record on January 31, 1996 will be voted as specified on the proxy and will be voted on all business to be voted upon at the Annual Meeting of the Shareholders and any adjournment thereof. Generally, each share is entitled to one vote. However, with the election of directors, each Shareholder has the right to cast as many total cumulative votes that equals the number of shares held by that Shareholder multiplied by the number of directors to be elected. Each shareholder may also cast the whole number of votes for each nominee or distribute them among some or all nominees. If authority is withheld to vote for an individual nominee on the proxy, the total cumulative votes will be allocated equally among the remaining nominees. As of January 31, 1996, there were 2,986,126 shares of common stock outstanding and entitled to vote.

          BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY
          ---------------------------------------------------
The table below sets forth the number of shares of common stock (the only class of outstanding securities of the Company) known by the Company to be beneficially owned by the officers and directors of the Company as a group, and each five percent (5%) Shareholder as of January 31, 1996. Except as otherwise indicated in the footnotes to the table, the individuals listed in the table possess sole voting and investment power with respect to the shares opposite their name.

Name of Beneficial Owner          Shares of Common Stock      Percentage of Shares
or Identity of Group                Beneficially Owned          Outstanding(1)
------------------------         ----------------------      --------------------
Michael F. Shanahan Sr. (2)               954,046                    28.5%
1270 N. Price Road
St. Louis, Mo. 63132
(Business Address)

All officers and directors as a         1,322,408                    39.5%
group (14 individuals including
Mr. Shanahan, Sr.) (3)
--------------------------------

(1) For purposes of this table, the calculation of the Percentage of Shares Outstanding is based on the number of shares of common stock outstanding as of January 31, 1996 as increased by the assumed exercise of all of the 360,312 outstanding options.

(2) Mr. Shanahan holds substantially all of these shares as nominee of the Michael F. Shanahan, Sr. First Amended and Restated Revocable Living Trust dated August 10, 1990. This Trust may be revoked by Mr. Shanahan at any time prior to his death and Mr. Shanahan has all rights to vote, sell, and otherwise dispose of the stock.

(3) Includes options granted to certain key employees and directors of the Company as well as those shares allocated to the officers and directors under the Engineered Air Systems, Inc. Employee Stock Ownership Plan.

                               PROPOSAL ONE
                           ELECTION OF DIRECTORS
                           ---------------------
The By-laws of the Company provide for staggered terms for the directors. The election of the directors for staggered terms maintains management continuity, discourages undesirable mergers, unwanted tender offers, unwelcome proxy contests, and the ill-favored exertion of control by a large block of common stock.

The nominees, W. Raymond Barrett, Thomas J. Guilfoil, and Alexander M. Cornwell, are each proposed to be elected at the Annual Meeting of the Shareholders on March 6, 1996, for a three (3) year term that will expire in March of 1999. The shares of common stock represented by properly executed proxies will be voted for the nominees. All nominees have consented to be named and serve, if elected. If any nominee is unable to serve (which management has no reason to expect) the individuals named in the proxy intend to vote for the balance of those named and for a substitute nominee, if management recommends a vote for the substitute nominee.

THE BOARD RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE THREE (3) NOMINEES
TO THE BOARD.
-----------------------------------------------------------------------
The following table sets forth the principal occupation, the year in which their current term ends, the year in which they were first elected a director, the number of shares of common stock they beneficially owned as of January 31, 1996, the percent of the total shares outstanding which they own, and the age of each director and nominee.

                                   Current                                      Percentage
Name and Principal                 Term       First     Stock Beneficially      of Shares(1)
Occupation or Employment           Ends       Term      Owned as of 01/31/96    Outstanding     Age
--------------------------------  --------   --------   --------------------    ------------    ---
Michael F. Shanahan, Sr.           March     December         954,046               28.5%       56
Chairman of the Board, President   1997      1983
and Chief Executive Officer
ESSI; Chairman, Engineered
Air Systems, Inc. ("EASI");
Chairman, Engineered Specialty
Plastics, Inc. ("ESP")

John J. Wichlenski                 March     March             66,740                2.0%       52
President and Chief                1998      1992
Executive Officer
EASI

W. Raymond Barrett                 March     December          12,125                 (2)       63
President,                         1996      1984
Bio-Medical Systems, Inc.

LTG Kenneth E. Lewi                March     March             12,300                 (2)       65
U.S. Army, Retired                 1998      1992

Earl W. Wims, Ph.D.                March     March             10,500                 (2)       56
Chairman  1998  1992
Marketing Horizons, Inc.

Thomas J. Guilfoil                 March     March             64,500                1.9%       76
Attorney at Law                    1996      1993
Guilfoil, Petzall & Shoemake

Alexander M. Cornwell              March     March              4,500                 (2)       69
President, Cornwell                1996      1993
Consulting
John J. Quinn                      March     May                6,500                 (2)       58
President,                         1997      1993
St. Louis Blues Hockey
Club, L.P.

Michael F. Shanahan, Jr.(3)        March     December          44,015                1.3%       29
Producer                           1997      1994
Lockton Companies
----------------------------

(1) See footnote (1) to Beneficial Ownership of Common Stock of the Company table.

(2) The percentage of shares is less than one percent (1%).
(3) The board appointed Michael F. Shanahan, Jr. to serve the remaining term of former director Jerome V. LaBarbera on December 15, 1994.

Michael F. Shanahan, Sr. has been a Director of both ESSI and Engineered Air Systems, Inc. ("EASI") since their formation. Mr. Shanahan was elected Chairman of the Board of ESSI and EASI in July of 1987. He has served as Chief Executive Officer of ESSI since 1985. Mr. Shanahan is also the Chairman of ESSI's commercial subsidiary, Engineered Specialty Plastics, Inc. ("ESP").

John J. Wichlenski has been President and Chief Executive Officer of EASI since July, 1992. He served as EASI's Executive Vice President from March, 1990 to July, 1992 and as Group Vice President of Operations from March, 1988 to March, 1990. Mr. Wichlenski joined EASI as the Vice President of Engineering in August, 1986.

W. Raymond Barrett has been the President and principal shareholder of Bio-Medical Systems, Inc., a manufacturer of medical monitoring equipment, since January, 1975. W. Raymond Barrett is the brother-in-law of Mr. Shanahan.

Alexander M. Cornwell, Jr. is a licensed professional engineer. Mr. Cornwell was the Chairman and Chief Executive Officer of Street Industries, Inc. of St. Louis, from 1985 through 1988. Mr. Cornwell has extensive experience with respect to the overall operation and management of manufacturing concerns dating back to 1950. Mr. Cornwell has provided consulting services to ESSI and EASI since 1988.

Thomas J. Guilfoil is the Senior and Founding Partner of the St. Louis law firm, Guilfoil, Petzall & Shoemake. Mr. Guilfoil's distinguished legal career of over 50 years began in St. Louis in 1941.

LTG Kenneth E. Lewi (U.S. Army, Retired) served in the United States Army for more than 34 years until his retirement in August of 1989. General Lewi performs consulting services for various individuals and entities including ESSI and its subsidiaries.

Earl W. Wims, Ph.D., has been Chairman of Marketing Horizons, Inc., a marketing research and consulting firm, since 1986.

John J. Quinn has served as President of the St. Louis Blues Hockey Club, L.P. since 1983. Mr. Quinn has over 30 years experience in the successful marketing, management, and operation of professional sports teams.

Michael F. Shanahan, Jr. has been a producer for Lockton Companies, an Insurance concern, since October, 1994. Prior thereto, he served as Assistant to the Chairman of the Board of ESSI since 1991. Mr. Shanahan, Jr. joined EASI in January, 1990, as a Marketing Representative.

                     DIRECTOR MEETINGS AND COMMITTEES
                     --------------------------------
During the fiscal year ended October 31, 1995, the Board of Directors of
the Company met five (5) times.   The Board presently has three committees,
the Executive Committee, the Compensation Committee, and the Audit
Committee.

The Executive Committee for fiscal year 1995 was Michael F. Shanahan, Sr.,
W. Raymond Barrett, John J. Wichlenski, and Michael F. Shanahan, Jr. The principal function of the Executive Committee is to execute all the authority and power of the full Board of Directors in the management and operation of the Company and to act on behalf of the Board between regular meetings of the Board of Directors. The Executive Committee met on several occasions, as needed, throughout the course of fiscal year 1995.

The Audit Committee for fiscal year 1995 was LTG Kenneth E. Lewi, W.
Raymond Barrett, and Earl W. Wims, Ph.D.   The Audit Committee met twice
during fiscal year 1995 with representatives of the Company and representatives of the Company's independent accountants. The function of the Audit Committee is to: review, from time to time, the financial statements of the Company; meet, together and separately, with management of the Company and its independent accountants to discuss the financial statements and general accounting policies of the Company; and, review the management letter issued by the independent accountants and the Company's responses thereto.

The Compensation Committee for fiscal year 1995 was Thomas, J. Guilfoil, John J. Quinn, Alexander M. Cornwell, and Michael F. Shanahan, Jr. The purpose of the Compensation Committee is to review and approve the Company's and its subsidiaries' compensation policies and arrangements as well as to administrate the Company's stock option plans. Members of the Compensation Committee are restricted from voting on matters which affect them. The Compensation Committee met twice during fiscal year 1995.

                              DIRECTORS FEES
                              --------------
Directors who are not full-time employees of the Company are paid $500 for each meeting of the Board of Directors or of committees for which they attend, and $250 per month during their term. The outside directors are also reimbursed for expenses incurred in attending such meetings.

                          AFFILIATION OF DIRECTORS
                          ------------------------
The Company has a consulting agreement with LTG Kenneth E. Lewi (U.S. Army, Retired) that may be terminated upon thirty (30) days written notice by either party. LTG Lewi received $12,000 pursuant to this agreement during the year ended October 31, 1995.

The Company has a consulting agreement with Michael F. Shanahan, Jr. that may be terminated upon ninety (90) days written notice. This agreement provides for payments of $2,000 per month and expires in March, 1997.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION
                      ------------------------------------
The following report is provided by the Compensation Committee of the Board of Directors. The Committee supervises the Company's Executive
Compensation Program ("Program") and is directly responsible for compensation actions affecting the Chairman and Chief Executive Officer, and other executive officers of the Company. The Committee, which consists entirely of non-employee directors, met twice in fiscal year 1995.

Executive Compensation Philosophy
---------------------------------
The Program is designed and administered to relate executive compensation to the four basic objectives of competitive position, Company performance, Shareholder return, and individual performance. With respect to competitive position, the Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist in determining competitive compensation practices, the Committee frequently utilizes information about other companies' compensation levels, including information provided by qualified independent consultants.

The Program is designed to reflect overall Company performance in determining compensation levels and compensation changes. The Committee considers the Company's overall performance in meeting both short-term and long-term objectives. The Committee considers achievement of operating objectives in areas such as contract backlog, earnings, and cash management
as well as progress towards long term strategic objectives.    With respect
to Shareholder return, the Program is designed to establish a direct link between the interests of the Company's executives and its Shareholders. This is accomplished by allocating a portion of executive compensation to performance based equity compensation. The Committee also considers the executive's performance and contribution to the Company's results in determining appropriate compensation levels.

The Executive Compensation Program
----------------------------------
To achieve its objectives, the Program consists of three basic elements, base salary, incentive cash compensation, and performance equity compensation. Base salaries are reviewed annually. Salary changes reflect overall Company performance, pay competitiveness, and the individual's performance.

A substantial portion of each executive's annual cash compensation is tied to Company performance through the Company's Executive Incentive Plan ("Plan"), an annual incentive cash compensation plan which was amended by the Board of Directors, effective November 1, 1993. The aims of the Plan are: focusing attention of personnel on profits and the continuing growth of the Company; increasing efficiency, lowering costs, and enhancing profits; encouraging teamwork throughout the organization in the achievement of a common task; encouraging continuity of management thinking and action over the years; and, improving the Company's ability to attract and retain competent personnel.

Under the Plan, a yearly Incentive Plan Pool is created and distributed in accordance with a Bonus Plan. The Bonus Plan is based on successful financial performance by the Company and its subsidiaries, Engineered Air Systems, Incorporated ("EASI") and Engineered Specialty Plastics, Incorporated ("ESP"). The Bonus Plan is based on a combination of Company's and the earnings of the business in which the individual employee is employed. Bonuses will only be paid if minimum earnings for both the Company and the participant's subsidiary are achieved.

The Incentive Plan Pool is allocated among the Participants of the Plan according to a formula which splits aggregate incentive compensation into two components: fixed and discretionary. The fixed portion is allocated to the Plan Participant's Incentive Account according to the achievement of designated earnings per share benchmarks. The discretionary portion is allotted to the Compensation Committee of Board of Directors for allocation to individual Participants as merited by their performance.

Consistent with the Plan, the Committee determines the annual Incentive Compensation payment for each executive at the end of each fiscal year on the basis of the Company's performance in key areas such as earnings,
contract backlog,  and cash management.   The Committee also considers the
executive's individual contribution to the Company's performance and the executive's contribution to the Company's progress towards the Company's
long term strategic objectives.   Even though based on objective measures,
a proportion of the Incentive Compensation payment is subjective in that a proportion of the amount is left to the discretion of the Compensation Committee.

To ensure that management's interests are directly tied to Shareholder return, a substantial portion of executive total compensation is provided by equity compensation. To place emphasis on Shareholder return, the Company, pursuant to Shareholder approval, adopted the 1985, 1987, 1990, 1991, 1992, and 1993 Stock Option Plans ("Option Plans"). As of October 31, 1995, there were 540,637 options reserved for issuance under the Option
Plans.   All options granted, to date, have been awarded or reissued at an exercise price equal to the fair market value of the stock on either the date of the award or reissue. The Option Plans are administered by the Compensation Committee and option awards are either made subjectively based upon the evaluations of the Company's performance in key areas such as earnings, contract backlog, and cash management, or as an incentive to promote Shareholder return by raising stock price from a specified level. The Committee also considers the executive's contribution to the Company's progress towards long term strategic objectives in the award of stock options.

Fiscal Year 1995  Executive Officer Compensation
------------------------------------------------
In determining the fiscal year compensation for the executive officers, the Committee considered information in an executive compensation survey from a
nationally recognized independent consulting firm.   The comparison
companies in the compensation survey were selected on the basis of their size, products, and markets served. With respect to base salary, bonus, and total compensation, the Chairman and Chief Executive Officer's and the other executives officers' compensation was significantly below the median levels for the chairman and chief executive officers and other executive officers in the comparable group of companies.

In determining the fiscal year 1995 Performance Compensation payments for the Chief Executive Officer and the other executive officers, the Committee considered the Company's operating performance and return to Shareholders. On a per share basis, fiscal year 1995 net income, net revenues, and book value increased 257%, 24%, and 21%, respectively, over fiscal year 1994. Share price also increased sixty-two and one half perent (62.5%) from $4.00 per share on October 31, 1994 to $6.50 per share on October 31, 1995. In addition to financing $0.9 million of capital expenditures, the Company was also able to reduce long term debt by $1.1 million and was able to purchase $1.0 million of treasury shares with internally generated funds. Engineered Air System's funded backlog of defense orders increased to $90 million as of October 31, 1995 compared with $78 million on October 31, 1994. Moreover, new orders for Engineered Air Systems in fiscal year 1995 totaled $55 million, a 40% increase over average annual bookings for the preceding 5 year period. The Company's gross margin for fiscal year 1995 improved to 16.4% from 14.4% in fiscal year 1994 and general and administrative expense, as a percentage of net revenues, also decreased by 2% from fiscal year 1994.

Based on the subjective evaluation of the above factors, the Committee approved the base annual salary of $212,100 and an Executive Incentive Plan payment of $250,000 for the Chairman and Chief Executive Officer of the Company which resulted in fiscal year 1995 total cash compensation at a level comparable to the median levels for the chairman and chief
executive officers of the comparable companies in 1995.   Based on the
subjective evaluation of the above factors, the Committee approved the base annual salary of $133,100 and an Executive Incentive Plan payment of $50,000 for the President and Chief Executive Officer of Engineered Air Systems, Inc. which resulted in fiscal year 1995 total cash compensation at a level that was comparable to median levels for the president and chief executive officers of the comparable companies in 1995.

Based on the subjective evaluation of the above factors, the Committee approved the base annual salary of $102,800 and an Executive Incentive Plan payment of $3,000 for the President and Chief Executive Officer of Engineered Specialty Plastics, Inc. which resulted in fiscal year 1995 total cash compensation at a level that was comparable to median levels for the president and chief executive officers of the comparable companies in 1995. Based on the subjective evaluation of the above factors, the Committee approved the base annual salary of $83,533 and an Executive Incentive Plan payment of $27,500 for the Executive Vice President and Chief Financial Officer of Engineered Support Systems, Inc. which resulted in fiscal year 1995 total cash compensation at a level that was comparable to median levels for the executive vice presidents and chief financial officers of the comparable companies in 1995. The Committee also awarded 10,000, 5,000, 5,000, and 5,000 executive options under Option Plans to Mr. Shanahan, Mr. Wichlenski, Mr. Bright and Mr. Gerhardt, respectively.

The Company does have employment agreements with its Chairman and Chief Executive Officer and its President and Chief Executive Officer of EASI, its President and Chief Executive Officer of ESP and the Executive Vice President and Chief Financial Officer. These Employment Agreements are discussed in detail in the next section of this proxy statement.

Summary
-------
Through the design and management of the Executive Compensation Program, as described above, the Committee believes total compensation of the Company's executives is linked directly to Company performance, individual performance, and Shareholder return. The Committee will continue to emphasize performance based and stock based compensation that is consistent with individual performance and that links management and Shareholder interests. We conclude that the Company's performance, Mr. Shanahan's performance, and the competitive market warrant the compensation package approved for Mr. Shanahan and the other executive officers.

  The Compensation Committee



  Thomas, J. Guilfoil, Chairman
  John J. Quinn
  Alexander M. Cornwell, Jr.
  Michael F. Shanahan, Jr.

                          EMPLOYMENT AGREEMENTS
                          ---------------------
ESSI and its subsidiaries, EASI and ESP, have entered into employment agreements with certain of its executive officers. The following represents a summary of the terms and conditions of those agreements with the Chairman and Chief Executive Officer of ESSI, the President and Chief Executive Officer of EASI, the President and Chief Executive Officer of ESP, and the Executive Vice President and Chief Financial Officer of ESSI.

Chairman of the Board and Chief Executive Officer The employment agreement with Michael F. Shanahan, Sr. was executed on November 1, 1989 and is for a term of five (5) years. Unless terminated by either party upon thirty (30) days prior written notice or for cause upon seven days notice, this employment agreement continues on a year-to-year basis. On November 1, 1995 the employment agreement was continued for three (3) years. The current base salary under this agreement is $356,600.

If the agreement is terminated by ESSI for other than cause, Mr. Shanahan is entitled to termination pay equal to twice his total annual compensation for the fiscal year of the Company ending immediately prior to the date of termination, payable in 24 equal monthly payments. The employment agreement prohibits Mr. Shanahan from competing with the Company for a period of one year after termination of his employment. The employment agreement further provides that he shall be entitled to a bonus in accordance with the terms and conditions of a bonus plan which is based on the net income per share of ESSI.

The Company entered into a split dollar life insurance agreement with the Michael F. Shanahan, Sr. Irrevocable Life Insurance Trust. Under this arrangement, the Company will continue to make annual premium payments for Mr. Shanahan, but the Company will be reimbursed for premiums paid out of the cash surrender value in the event such policies are surrendered or out of the proceeds at death. As provided for by the insurance policy, the Company can and has borrowed funds against the cash surrender value. The life insurance trust is the owner and beneficiary of the policy, subject to the assignment of proceeds and the cash surrender value to the Company to reimburse the Company for the premiums paid by it. The Company has agreed to keep such policies in existence during the tenure of the employment agreement which provides that a life insurance policy must be maintained in full force and effect during the term of the agreement.

The employment agreement provides that ESSI will pay Mr. Shanahan the cost of membership in clubs and reimbursement for other expenses on behalf of the ESSI and its subsidiaries.

The employment agreement also provides for deferred compensation to be paid in the event of the retirement, disability, or death of Mr. Shanahan. For disability, the benefit is $12,000 per month for a maximum of sixty (60) consecutive months. For retirement or death, the benefit is $12,000 per month for twenty-four (24) months. Although Mr. Shanahan may vote on such employment agreement upon the recommendation of the Compensation Committee, he has abstained from voting on such matters.

President and Chief Executive Officer of EASI Under the terms of John J. Wichlenski's employment agreement with EASI, effective November 1, 1995, Mr. Wichlenski is paid a base annual salary of $131,600. Under the terms of the ESSI Amended and Restated Executive Incentive Plan, Mr. Wichlenski also receives a bonus that is based upon ESSI's and EASI's profitability. Mr. Wichlenski has also been granted a club membership and he is reimbursed for expenses associated with performing his duties on behalf of the Company and EASI.

President and Chief Executive Officer of ESP Under the terms of Harvey W. Bright's employment agreement with ESP, effective August 1, 1995, Mr. Bright is paid a base annual salary of $100,000. Under the terms of the ESSI Amended and Restated Executive Incentive Plan, Mr. Bright also receives a bonus that is based upon ESSI's and ESP's profitability. Mr. Bright has also been granted a club membership and he is reimbursed for expenses associated with performing his duties on behalf of the Company and ESP.

Executive Vice President and Chief Financial Officer of ESSI Under the terms of Gary C. Gerhardt's employment agreement with ESSI, effective August 1, 1995, Mr. Gerhardt is paid a base annual salary of $85,400. Under the terms of the ESSI Amended and Restated Executive Incentive Plan, Mr. Gerhardt also receives a bonus that is based upon ESSI's and EASI's profitability. Mr. Gerhardt is reimbursed for expenses associated with performing his duties on behalf of the Company.

                             PERFORMANCE GRAPH
                             -----------------
The following graph compares the annual percentage change in the Company's cumulative total Shareholder return on its common stock with (i) the cumulative total return on the S&P 500 composite index and with (ii) the cumulative total return of the S&P Manufacturing (Diversified Industry) index for the period October 31, 1990 through October 31, 1995.


                      COMPARISON OF FIVE YEAR CUMULATIVE
                RETURN AMONG ENGINEERED SUPPORT SYSTEMS, INC.,
                    S&P 500 INDEX AND S&P MANUFACTURING
                        (DIVERSIFIED INDUSTRY) INDEX
                -----------------------------------------------

                                                               S&P
                                                          Manufacturing
                             Engineered                   (Diversified
Measurement Period             Support          S&P          Industry)
(Fiscal Year Covered)       Systems, Inc.    500 Index         Index
---------------------       -------------    ---------    -------------
Measurement Pt 10/31/90     $100             $100         $100

FYE 10/31/91                $40              $133         $141
FYE 10/31/92                $35              $147         $154
FYE 10/31/93                $85              $169         $186
FYE 10/31/94                $94              $175         $205
FYE 10/31/95                $153             $222         $259


                          EXECUTIVE COMPENSATION
                          ----------------------

The following table sets forth the compensation for the Company's Chief
Executive Officer and all other Executives whose compensation in 1995 exceeded $100,000:


SUMMARY COMPENSATION TABLE
--------------------------
                                          Annual Compensation         Long-term Compensation
                                    -----------------------------  -----------------------------
                                                                         Awards          Payouts
                                                                  ---------------------  -------
                                                                                          LTIP
                                   Salary           Other annual  Restricted  Number of  payouts  All other
Name and principal Position  Year   (1)     Bonus   Compensation  Stock Award  options     (2)   Compensation
---------------------------  ---- -------- -------- ------------  ----------- ---------  ------- ------------
Michael F. Shanahan, Sr.     1995 $212,100 $250,000     $0           $0        10,000      $0     $25,100(3)
 Chairman of the Board,      1994 $186,400 $0           $0           $0        0           $0     $24,200
 President, and Chief        1993 $180,000 $35,000      $0           $0        27,000      $0     $25,900
 Executive Officer (ESSI)

John J. Wichlenski           1995 $133,100 $50,000      $0           $0        5,000       $0     $ 5,000(4)
 President and Chief         1994 $118,000 $12,000      $0           $0        0           $0     $ 2,800
 Executive Officer (EASI)    1993 $118,000 $25,000      $0           $0        20,000      $0     $ 4,200

Harvey W. Bright             1995 $102,800 $3,000       $0           $0        5,000       $0     $ 1,800(5)
 President and Chief         1994    --      --         --           --          --        --         --
 Executive Officer (ESP)(7)  1993    --      --         --           --          --        --         --

Gary C. Gerhardt             1995 $83,533  $27,500      $0           $0        5,000       $0     $ 2,200(6)
 Executive Vice President    1994    --      --         --           --          --        --         --
 and Chief Financial         1993    --      --         --           --          --        --         --
 Officer (ESSI)(7)

(1) This amount includes base salary, expenses, and automobile reimbursement allowances. Mr. Shanahan's expenses for fiscal year 1995 were $19,200. Mr. Wichlenski's expenses for fiscal year 1995 were $8,600. Mr. Bright's and Mr. Gerhardt's expenses for fiscal year 1995 were $3,600 each.

(2) There were no long-term incentive plan awards granted during the three year period ending October 31, 1995.

(3) This amount includes $14,000 accrued pursuant to Mr. Shanahan's employment agreement which provides for deferred compensation to be paid in the event of retirement, disability, or death; $8,200 pursuant to the benefit of life insurance premiums paid by the Company; and, $2,900 pursuant to the Engineered Support Systems, Inc. Employee Stock Ownership Plan.

(4) This amount includes $1,100 pursuant to the benefit of life insurance premiums paid by the Company and $3,900 pursuant to the Engineered Support Systems, Inc. Employee Stock Ownership Plan.

(5) This amount includes $700 pursuant to the benefit of life insurance premiums paid by the Company and $1,100 pursuant to the Engineered Support Systems, Inc. Employee Stock Ownership Plan.

(6) This amount includes $700 pursuant to the benefit of life insurance premiums paid by the Company and $1,500 pursuant to the Engineered Support Systems, Inc. Employee Stock Ownership Plan.

(7) Compensation for Mr. Bright and Mr. Gerhardt are not presented for 1994 and 1993 because the SEC's criteria for inclusion were not met.

                           EMPLOYEE EQUITY PLANS
                           ---------------------
The Company has reserved 540,637 shares of common stock for issuance under six (6) stock option plans adopted in 1985, 1987, 1990, 1991, 1992, and 1993, respectively ("option plans"). The option plans provide for the award of stock options and stock bonuses to employees and non-employee directors of the Company. The option plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority, subject to the terms of the option plans, to determine optionees and the number of shares subject to each option granted. Subject to continuation of employment, options granted under the option plans must be exercised by the optionee within five (5) years from the date of grant. The exercise price for options granted on, or after, August 21, 1985 is equal to the fair market value of the common stock at the date of grant. As of October 31, 1995, fifty-five (55) employees and directors held options under these plans.

The following tables show, as to executive officers previously listed, the options granted, aggregate options exercised, and option values during the fiscal year ended October 31, 1995.


OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------
                                        Individual Grants
                          --------------------------------------------
                                   Percent of                          Potential Realizable value at
                                     total                                assumed annual rates of
                                    options                              stock price appreciation
                                   granted to                                 for option term
                                   employees    Exercise               -----------------------------
                          Options  in fiscal    price per  Expiration    5% assumed     10% assumed
                          granted     year        share       date          rate           rate
                          -------  ----------   ---------  ----------  --------------  -------------
Michael F. Shanahan, Sr.  10,000     19.8%       $4.25      3/8/00       $11,700        $25,900

John J. Wichlenski         5,000      9.9%       $4.25      3/8/00        $5,800        $12,900

Harvey W. Bright           5,000      9.9%       $4.25      3/8/00        $5,800        $12,900

Gary C. Gerhardt           5,000      9.9%       $4.25      3/8/00        $5,800        $12,900


Note:   No stock appreciation rights have ever been granted by the Company.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR
                          END OPTIONS/SAR VALUES
   --------------------------------------------------------------------

                                                                                Value of
                                                            Number of          unexercised
                               Number                        options             options
                             of shares                     at 10/31/95         at 10/31/95
                            acquired on      Value         exercisable/        exercisable/
Name                         exercise       realized       unexercisable       unexercisable
------------------------    -----------     --------       -------------       -------------
Michael F. Shanahan, Sr.        0             $0             44,500/0           $160,400/$0
John J. Wichlenski           10,000         $49,400          47,000/0           $198,900/$0
Harvey W. Bright                0             $0             14,500/0           $ 51,900/$0
Gary C. Gerhardt                0             $0             23,000/0           $ 91,700/$0


Note: No stock appreciation rights have ever been granted by the Company.


              RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
               ------------------------------------------------
Price Waterhouse LLP, independent certified public accountants, have been the auditors of the accounts of the Company since 1991, including the fiscal year ended October 31, 1995. ESSI anticipates that representatives of Price Waterhouse LLP will be present at the 1996 Annual Meeting of the Shareholders and Price Waterhouse LLP will have the opportunity to make a statement if they so desire at that time. Price Waterhouse LLP will also be available to respond to appropriate questions raised at the 1996 Annual Shareholders Meeting.

Price Waterhouse LLP has informed the Company that it does not have any direct financial interest in the Company and that it has not had any direct connection with the Company as either a promoter, an underwriter, a director, an officer, or an employee.

As is customary, accountants for the current fiscal year will, upon the recommendation of the Audit Committee, be appointed by the Board of Directors at their meeting immediately following the Annual Meeting of the Shareholders.

               SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
               ---------------------------------------------
Shareholder proposals intended to be presented at the 1997 Annual Meeting of the Shareholders must be received by the Company no later that October 31, 1996 for inclusion in the Company's proxy statement and proxy for that meeting. The proposals should be submitted to the Company at 1270 North Price Road, St. Louis, MO, 63132, Attention: Corporate Secretary.

                              OTHER MATTERS
                              -------------
Other than the foregoing, the Board of Directors does not intend to bring any other matter before the meeting and does not know of any matter which anyone else proposes to present for action at the meeting. However, if any other matters properly come before such meeting, the individuals named in the accompanying proxy, or their duly qualified substitutes acting at the meeting, will be deemed authorized to vote or otherwise act in accordance with their judgment on such matters.

                   By Order of the Board of Directors

                   /s/ Gary C. Gerhardt

                   Gary C. Gerhardt, Secretary
                   Dated:  February 11, 1996



Notice: Upon written request from any Shareholder of record on January 31, 1996 (or any beneficial owner representing that they are or were entitled to vote at the 1996 Annual Meeting), the Company will furnish to such Shareholder, without charge, its Annual Report on Form 10-K for the year ended October 31, 1995 as filed with the Securities and Exchange Commission, including financial statements. The Company may impose a reasonable fee for its expense in connection with providing exhibits referred to in such form 10-K, if the full text of such exhibits that are specifically requested. Requests should be directed to: Investor Relations, Engineered Support Systems, Inc., 1270 North Price Road, St. Louis, MO, 63132.

                         (Detach Proxy Form Here)
------------------------------------------------------------------------------

PROXY                   ENGINEERED SUPPORT SYSTEMS, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS MARCH 6, 1996

The undersigned hereby appoints Michael F. Shanahan, Sr. proxy, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Engineered Support Systems, Inc. to be held at the offices of the Company, 1270 North Price Road, St. Louis, Missouri 63132 on Wednesday, March 6, 1996, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE. The Proxy cannot vote your shares unless you sign and return this card.

                               / /  Change of Address

                               / /  Attend meeting

                       DATE
                            --------------------------------------------------

                       SIGNATURE(S)
                                    ------------------------------------------

                                    ------------------------------------------
                       NOTE: Please sign exactly as name appears hereon. Joint
                             owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                                              See Reverse Side

                            (Detach Proxy Form Here)

------------------------------------------------------------------------------

/X/ PLEASE MARK YOUR VOTES
    AS IN THIS EXAMPLE.

1. Election of Directors for a term of three years. Nominees: W. Raymond Barrett, Alexander M. Cornwell, Thomas J. Guilfoil.
    FOR   WITHHELD

    / /    / /        To withhold authority to vote for any individual nominee,
                      write that nominee's name in the space provided. Your total cumulative votes will be allocated equally among the remaining nominees.

For, except vote withheld from the following nominee(s):

------------------------------------------------------------

                                          (change of address)

                             ---------------------------------------------

                             ---------------------------------------------

                             ---------------------------------------------

                             ---------------------------------------------

                             (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)